Exhibit 99.1

Innovaro Announces Sale of Operating Divisions

Tampa, FL – September 12, 2012 — Innovaro, Inc. (NYSE MKT: INV), The Innovation Solutions Company, today announced it has completed the sale of its PharmaLicensing/Transfer, Global Licensing and Knowledge Express operating divisions to IP Technology Exchange, Inc., which will focus on expanding the divisions and extending the business model for licensing partnerships and new market opportunities. The sale was effective as of August 31, 2012.

The sale price of the operating divisions and related assets is $2 million, to be paid in installments until September 2014. A separate partnering agreement provides a commission for client leads provided by Innovaro to IP Technology Exchange, and vice versa. Innovaro plans to work closely with IP Technology Exchange on potential innovation needs for IP Technology Exchange’s clients.

Asa Lanum, Innovaro’s Chief Executive Officer, said, “We are pleased to have completed the agreement for the sale of these operating divisions. The sale will provide Innovaro with a strong partner and an expanding business model that we can introduce to our innovation clients. The sale also allows Innovaro to focus our investments on sales and marketing to promote the growth of our service and software businesses. Further, we expect the sale will strengthen our balance sheet and provide us with the ability to extend our software capabilities to deliver additional solutions for our clients’ Big Data problems.”

Keith Witter, Founder of IP Technology Exchange, said, “We and the team members of each division are excited to continue to “Bring Ideas to Market” by commercializing worldwide technologies through expanding the existing services of each division and working with Innovaro on their future plans.”

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services provides innovation expertise, its new LaunchPad software product provides an integrated innovation environment, and its Intelligence and Insights services provide businesses the innovation support to drive success. The PharmaLicensing/Transfer, Global Licensing and Knowledge Express operating divisions were components of the Company’s Intelligence and Insights services. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements,” including statements regarding the completion of the sale of the operating divisions. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223